EXHIBIT 99.1

FOURTH QUARTER 2003 PRESS RELEASE ON JANUARY 16, 2004

Merrill Merchants Bancshares, Inc. Reports Record Fourth Quarter Earnings

Bangor, Maine, January 16, 2004:  Edwin N. Clift, President and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq:  MERB), the parent company of Merrill Merchants Bank, reported net income of $4.3 million or earnings per share of $1.29 on a fully diluted basis for 2003, compared to $3.8 million or earnings per share of $1.14 for 2002.

“We are pleased to report record earnings for 2003 and an increase in earnings per share of 13%,” stated Clift.  “Our real estate lending activity continues to be the catalyst for earnings growth and fee income increased 31% for the year.”

Earnings for the three months ended December 31, 2003 increased 19%, totaling $1.1 million compared to $965,000 for the same period last year.  The Company reported diluted earnings per share of $0.34 for the fourth quarter of 2003, a 21% increase over 2002’s fourth quarter earnings per share of $0.28.

Balance Sheet.  The Company’s consolidated assets were $342.2 million at December 31, 2003, an increase of $34.9 million or 11% from the same date a year ago.  Comparing December 31, 2003 and 2002, net loans grew $31.4 million or 15%.  Real estate lending was strong with residential mortgages growing 37% and home equity balances increasing 43%.  Both the consumer and commercial portfolios grew at an annual rate of 8%.

Total deposits were $258.8 million at year end versus $238.9 million a year ago, representing growth of $19.9 million or 8%.  Growth in checking account balances of $12.1 million is due to the Bank’s High Performance Checking program combined with new business account relationships.

Net Income.  The Company’s net income for the twelve months ended December 31, 2003 amounted to $4.3 million compared to $3.8 million for the same period in 2002, an increase of 12%.  Return on average equity increased to 14.74% for 2003 compared to 13.93% last year, and return on average assets increased to 1.34% from 1.33%.  Net income for the three months ended December 31, 2003 increased $179,000 or 19% compared with the same period in 2002.  Return on assets and return on equity were 1.35% and 15.14%, respectively, for the fourth quarter of 2003 compared to return on assets of 1.28% and return on equity of 13.43% for the same period in 2002.

Net Interest Income.  Net interest income totaled $12.5 million for both 2003 and 2002.  Growth in average earning assets of $32.5 million was offset by a decline in the Company’s net interest margin to 4.12% from 4.61% in 2002.  Net interest income for the fourth quarter of 2003 was $3.3 million compared to $3.1 million in 2002 and the net interest margin for the same periods was 4.05% and 4.29%, respectively.

Non-Interest Income.  Non-interest income totaled $5.2 million for the twelve months ended December 31, 2003 compared to $4.0 million for the same period in 2002.  Non-interest income increased $1.2 million or 31% in 2003 due to a $1.0 million increase in gains on sale of mortgage loans for 2003.  The Company’s success with mortgage fee income is attributable to increasing its market share and the record refinancing activity during 2003.  Additionally, the Company has experienced increases in service fees of 35% on deposit accounts and 23% on ATM fees due to new account activity.  A decline in merchant processing fees of $351,000 is the result of the Company exiting this line of business.

Non-interest income for the fourth quarter of 2003 increased 20% to $1.3 million compared to $1.1 million for the same period in 2002 due to increases in all fee income categories.

Non-Interest Expense.  Non-interest expense totaled $10.7 million for the twelve months ended December 31, 2003 compared to $10.2 million for the same period last year.  Non-interest expense increased $513,000 or 5%.  Total personnel cost increased 8% from a year ago and represents $435,000 of the total increase in operating expenses. The personnel cost increase is the result of a 31% increase in insurance costs and normal salary increases.

Non-interest expense was $2.7 million for the fourth quarter of 2003 and 2002.  The increase in personnel costs of $43,000 or 3% was offset by a decline in equipment expenses of $36,000.

Shareholders’ Equity.  The Company increased its cash dividend per common share to $.48 in 2003 from $.39 in 2002, an increase of 23%.  On October 17, 2002, the Board of Directors approved a third stock repurchase program authorizing the Company to repurchase up to 159,493 shares of the Company’s common stock.  As of December 31, 2003, 86,538 shares had been repurchased under the program. Shares are being repurchased into treasury for the purpose of funding the expected exercise of stock options pursuant to the Company’s stock option plan and for other corporate purposes.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine.  Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine.  The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands except per share data)	2003	2002	2003	2002

Interest income

$

4,400

$

4,531

$

17,213

$

18,307

Interest expense	1,136	1,389	4,734	5,844

Net interest income

3,264

3,142

12,479

12,463

Provision for loan losses	111	111	444	453

Non-interest income

1,324

1,106

5,182

3,963

Non-interest expense	2,727	2,699	10,718	10,205

Income before income taxes

1,750

1,438

6,499

5,768

Income taxes	606	473	2,196	1,923
Net income	$1,144	$965	$4,303	$3,845

Per share data

Basic earnings per common share (1)	$0.34	$0.30	$1.30	$1.28
Diluted earnings per common share (1)	$0.34	$0.28	$1.29	$1.14

(1)            Adjusted to reflect the 3% stock dividend in March 2003.

SELECTED CONSOLIDATED BALANCE SHEETS

(Unaudited)

December 31,

(In thousands)

2003

2002

Total assets

$

342,189

$

307,316

Loans receivable, net

242,860

211,434

Loans held for sale	789	1,220
Investment securities	76,140	68,867
Deposits	258,848	238,857
Shareholders’ equity	30,553	28,388

Off-Balance Sheet
Trust assets under management	315,542	237,180
Mortgage servicing portfolio	106,864	95,095

OTHER SELECTED CONSOLIDATED DATA

(Unaudited)

	At or for the Three Months Ended December 31,		At or for the Twelve Months Ended December 31,

2003

2002

2003

2002

Return on average assets

1.35

%

1.28

%

1.34

%

1.33

%

Return on average equity	15.14%	13.43%	14.74%	13.93%
Leverage ratio	8.84%	9.20%	8.84%	9.95%
Net interest margin	4.05%	4.29%	4.12%	4.61%
Non-performing assets to total assets	0.18%	0.25%	0.18%	0.25%
Net loan charge-offs to average net loans	0.04%	0.10%	0.04%	0.07%

Allowance for loan losses to total loans

1.48

%

1.53

%

1.48

%

1.53

%

Number of shares outstanding (1)

3,323,797

3,209,751

3,323,797

3,209,751

Weighted-average shares outstanding-diluted (1)

3,354,822

3,406,720

3,326,114

3,375,219

Book value per share (1)

$

9.19

$

8.84

$

9.19

$

8.84

(1)  Adjusted to reflect the 3% stock dividend in March 2003.

For further information contact:

Edwin N. Clift, President and Chief Executive Officer (eclift@merrillmerchants.com)

Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)

Merrill Merchants Bancshares, Inc.

www.merrillmerchants.com

(207) 942-4800